Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

Contacts:
	Investment Community	News Media
	JAMES J. MURREN	ALAN M. FELDMAN
	President, Chief Financial Officer &	Senior Vice President
	Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE REPORTS RECORD FIRST QUARTER RESULTS
Las Vegas, Nevada, May 3, 2007 — MGM MIRAGE (NYSE: MGM) today reported its first quarter 2007 financial results, achieving the Company’s highest ever first quarter diluted earnings per share from continuing operations of $0.55, a 15% increase over the $0.48 per share earned in 2006. Net income per share on a diluted basis, including the results of discontinued operations, was $0.57 per share compared to $0.49 per share in 2006. Net revenues for the first quarter increased 9% to $1.9 billion, an all-time record revenue performance for the Company in any quarter. First quarter revenues were positively impacted by strong room pricing at the Company’s Las Vegas Strip resorts, the reopening of Beau Rivage in August 2006, and the continued impact of new restaurants, nightclubs and shows at several resorts. Earnings benefited from the strong revenue trends, solid operating margins, and profits from sales of the remaining units of Tower 2 of the Signature at MGM Grand.
Key results from the quarter include:
•	Non-gaming revenues increased 12%, 10% excluding Beau Rivage, validating the Company’s strategic reinvestment in non-gaming amenities;
•	Las Vegas Strip REVPAR[1] increased 9%, which represents the fifteenth consecutive quarter of year-over-year REVPAR increases for these resorts;
•	Gaming revenues increased 4% but decreased 6% excluding Beau Rivage. Table games volume, including baccarat, decreased 7% excluding Beau Rivage;
•	Record first quarter Property EBITDA[2] of $655 million, a 7% increase over the prior year; Property EBITDA margins remained strong at 34% in the first quarter;
•	All-time record Property EBITDA at several Las Vegas Strip resorts, including Bellagio, MGM Grand Las Vegas, Mandalay Bay, Treasure Island and Monte Carlo;
•	Beau Rivage, which was closed in the prior year quarter, earned Property EBITDA of $28 million, an all-time record for any quarter for Beau Rivage;[3]
•	Repurchased 2.5 million shares for $175 million during the quarter.
Recent significant developments include:
•	Signed a definitive agreement with Diaoyutai State Guesthouse. The joint venture is initially targeting locations for non-gaming luxury hotels in the People’s Republic of China;
•	Signed a definitive agreement with Mubadala Development Company, an investment and development vehicle established and wholly owned by the Government of the Emirate of Abu Dhabi, U.A.E.;

•	Announced an increase to the CityCenter construction budget to $7.4 billion and announced increased expected gross proceeds from sales of residential units — $2.7 billion, up from $2.5 billion — as a result of the strong initial public reception of the residential offerings. The current expected net cost of CityCenter is $4.7 billion;
•	Entered into agreements to acquire 34 acres on the Las Vegas Strip adjacent to Circus Circus Las Vegas, which together with land already owned creates a 78-acre site available for future development;
•	Completed the sale of the Primm Valley Resorts and expect to close the sale of the Laughlin Properties — Colorado Belle and Edgewater — during the second quarter;
•	Entered into an agreement to invest in The M Resort, an 80-acre mixed-use development located about ten miles south of Bellagio on Las Vegas Blvd.
The following table lists significant items which affect the comparability of the current year and prior year results (EPS impact shown, net of tax, per diluted share; negative amounts represent charges to income):

Three months ended March 31,	2007	2006
Profits from The Signature at MGM Grand	$0.02	$—
Preopening and start-up expenses	(0.03)	(0.02)
Property transactions, net	(0.01)	(0.05)
“We remain focused on executing our vision for the Las Vegas Strip and expanding our brands globally as evidenced by our recent Las Vegas Strip land acquisitions and our strategic partnerships with first-class organizations that share our vision,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO. “As leaders in shaping the future of Las Vegas and expanding markets world-wide, we and our partners are setting the bar for quality, design, and long-term sustainable growth.”
Net revenues increased 9%; excluding Beau Rivage, net revenues were up 3%. The Company generated increased revenues from non-gaming operations due to strong room pricing, new and upgraded food and beverage outlets, and exclusive entertainment shows and events. As a part of the Company’s efforts to continuously update its entertainment offerings, it will add a new Cirque du Soleil show starring Criss Angel at the Luxor in 2008 and is adding several new and exciting restaurants, nightclubs and other amenities at Luxor, Monte Carlo, Excalibur, NewYork-NewYork and Mandalay Bay.
Gaming revenues increased 4%, but decreased 6% excluding Beau Rivage. Table games volumes at the Company’s Las Vegas Strip resorts decreased 7% compared to a robust prior year first quarter. Table games hold percentages were near the mid-point of the normal 18-22% range in both periods. Slot revenues at the Company’s Las Vegas Strip resorts decreased 3% from the prior year first quarter.
Rooms revenues increased 8%, 5% excluding Beau Rivage despite having 98,000 less available rooms as a result of room remodel projects, primarily at Mandalay Bay and Excalibur. Average rates increased 8% at the Company’s Las Vegas Strip resorts. Las Vegas Strip REVPAR increased 9%, led by double-digit percentage increases at Mandalay Bay, The Mirage, and TI. The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts:

	Three Months Ended
	March 31,	March 31,
	2007	2006
Occupancy %	96%	95%
Average Daily Rate (ADR)	$169	$157
Revenue per Available Room (REVPAR)	$162	$149

The Company’s operating income increased 8% to $445 million, which includes $8 million of profit from closings on the final units of Tower 2 of the Signature at MGM Grand and $16 million of operating income from Beau Rivage. Excluding these items, operating income increased 2% from prior year with a margin of 23% in both quarters. EBITDA increased 3% and Property EBITDA increased 2%, also excluding these items, with comparable Property EBITDA margins of 34% in both periods.
Detailed Discussion of Certain Charges
In the first quarter of 2007, the Company incurred $5 million of net property transactions primarily related to the write-off of the net book value of the building assets of Nevada Landing, which closed in March. In the 2006 period, net property transactions of $23 million largely related to the write-off of the tram connecting Bellagio and Monte Carlo and the related tram station assets ($12 million at Bellagio and $10 million at Monte Carlo).
Preopening and start-up expenses of $14 million in 2007 primarily related to CityCenter, the Detroit permanent casino, and MGM Grand Macau. Preopening and start-up expenses of $6 million in the 2006 quarter related primarily to CityCenter, MGM Grand Macau, and The Signature at MGM Grand.
Financial Position
First quarter capital investments totaled $611 million, which included $300 million for CityCenter, $66 million for the permanent MGM Grand Detroit hotel and casino, and $40 million of trailing payments for Beau Rivage rebuilding. Remaining capital expenditures included spending of $65 million on room and suite remodel projects, primarily at Excalibur and Mandalay, expenditures for corporate aircraft of $55 million, and $85 million of other routine capital expenditures on various new and upgraded amenities at the Company’s resorts.
During the quarter the Company received an additional $56 million of insurance recoveries related to Hurricane Katrina. These amounts were not recognized as income pending the final settlement of the Company’s insurance claim.
During the first quarter of 2007, the Company repurchased 2.5 million shares of its common stock for $175 million, leaving 5.5 million shares available under the Company’s current authorization. At March 31, 2007, the Company had $2.3 billion of available borrowings under its senior credit facility.
“We continue to generate significant operating cash flow from our existing resorts and reinvest strategically in those resorts,” said Jim Murren, MGM MIRAGE President, CFO and Treasurer. “In addition, we are in the home stretch of construction in Macau and Detroit and look forward to adding significantly to our cash flow base when these resorts open in late 2007. Along with our significant available bank borrowings and ready access to the capital markets, our powerful cash flow generation will allow us to fund a pipeline of development projects for years to come.”

MGM MIRAGE will hold a conference call to discuss its first quarter earnings results and outlook for the second quarter at 11:00 a.m. Eastern Daylight Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-634-6528 (international). Until Thursday, May 10, 2007, a complete replay of the conference call can be accessed by dialing 1-706-645-9291, access code 7329695. A complete replay of the call will also be made available at www.mgmmirage.com. Supplemental detailed earnings information will also be available on the Company’s website.

[1]	REVPAR is hotel Revenue per Available Room.

[2]	“EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization. “Property EBITDA” is EBITDA before corporate expense and stock compensation expense. EBITDA information is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Management uses Property EBITDA as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of consolidated EBITDA to net income and of operating income to Property EBITDA are included in the financial schedules accompanying this release.

[3]	Beau Rivage earned operating income of $16 million in the first quarter of 2007, with depreciation and amortization of $12 million. Beau Rivage was closed during the prior year first quarter as a result of Hurricane Katrina.
*     *     *
MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 19 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. The Company has entered into an agreement to sell its Colorado Belle and Edgewater properties located in Laughlin, Nevada. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. CityCenter is a multi-billion dollar mixed-use urban development in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built in downtown Detroit; and the Company has a 50% interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2007	2006
Revenues:
Casino	$811,939	$780,258
Rooms	549,004	508,398
Food and beverage	417,449	369,044
Entertainment	134,248	98,980
Retail	68,250	64,486
Other	122,070	105,795

	2,102,960	1,926,961
Less: Promotional allowances	(173,525)	(152,593)

	1,929,435	1,774,368

Expenses:
Casino	418,108	411,032
Rooms	141,774	132,700
Food and beverage	244,382	216,371
Entertainment	98,145	72,892
Retail	44,391	43,886
Other	72,245	55,022
General and administrative	285,105	250,111
Corporate expense	33,955	36,652
Preopening and start-up expenses	14,276	6,181
Restructuring costs	—	804
Property transactions, net	5,019	23,485
Depreciation and amortization	168,277	147,433

	1,525,677	1,396,569

Income from unconsolidated affiliates	41,375	35,554

Operating income	445,133	413,353

Non-operating income (expense):
Interest income	2,657	2,745
Interest expense, net	(184,011)	(192,849)
Non-operating items from unconsolidated affiliates	(5,106)	(3,595)
Other, net	(2,728)	(3,044)

	(189,188)	(196,743)

Income from continuing operations before income taxes	255,945	216,610
Provision for income taxes	(92,935)	(76,848)

Income from continuing operations	163,010	139,762

Discontinued operations:
Income from discontinued operations	7,846	6,482
Provision for income taxes	(2,683)	(2,207)
	5,163	4,275

Net income	$168,173	$144,037

Per share of common stock:

Basic:
Income from continuing operations	$0.57	$0.49
Discontinued operations	0.02	0.02

Net income per share	$0.59	$0.51

Weighted average shares outstanding	284,021	284,200

Diluted:
Income from continuing operations	$0.55	$0.48
Discontinued operations	0.02	0.01

Net income per share	$0.57	$0.49

Weighted average shares outstanding	295,577	292,783

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2007	2006
Las Vegas Strip	$1,626,343	$1,571,604
Other Nevada	44,432	46,799
MGM Grand Detroit	116,134	115,093
Mississippi	142,526	40,872

	$1,929,435	$1,774,368

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — PROPERTY EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2007	2006
Las Vegas Strip	$548,842	$523,381
Other Nevada	(1,996)	5,575
MGM Grand Detroit	34,826	37,100
Mississippi	35,403	9,359
Unconsolidated resorts	38,142	34,196

	$655,217	$609,611

MGM MIRAGE AND SUBSIDIARIES
DETAIL OF CERTAIN CHARGES AFFECTING PROPERTY EBITDA and EBITDA
(In thousands)
(Unaudited)
Three Months Ended March 31, 2007

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$8,472	$—	$278	$8,750
Other Nevada	—	—	4,630	4,630
MGM Grand Detroit	2,379	—	—	2,379
Mississippi	—	—	(2)	(2)
Unconsolidated resorts	3,233	—	—	3,233

	14,084	—	4,906	18,990
Corporate and other	192	—	113	305

	$14,276	$—	$5,019	$19,295

Three Months Ended March 31, 2006

	Preopening		Property
	and start-up	Restructuring	transactions,
	expenses	costs	net	Total
Las Vegas Strip	$3,208	$804	$23,493	$27,505
Other Nevada	—	—	(3)	(3)
MGM Grand Detroit	593	—	(2)	591
Mississippi	—	—	(3)	(3)
Unconsolidated resorts	2,221	—	—	2,221

	6,022	804	23,485	30,311
Corporate and other	159	—	—	159

	$6,181	$804	$23,485	$30,470

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED EBITDA TO INCOME FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2007	2006
EBITDA	$613,410	$560,786
Depreciation and amortization	(168,277)	(147,433)

Operating income	445,133	413,353

Non-operating income (expense):
Interest expense, net	(184,011)	(192,849)
Other	(5,177)	(3,894)

	(189,188)	(196,743)

Income from continuing operations
before income taxes	255,945	216,610
Provision for income taxes	(92,935)	(76,848)

Income from continuing operations	$163,010	$139,762

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO PROPERTY EBITDA
(In thousands)
(Unaudited)
Three Months Ended March 31, 2007

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$414,945	$133,897	$548,842
Other Nevada	(3,871)	1,875	(1,996)
MGM Grand Detroit	28,864	5,962	34,826
Mississippi	20,237	15,166	35,403
Unconsolidated resorts	38,142	—	38,142

	498,317	156,900	655,217
Stock compensation			(13,580)
Corporate and other			(28,227)

			$613,410

Three Months Ended March 31, 2006

		Depreciation
	Operating	and
	income	amortization	EBITDA
Las Vegas Strip	$395,351	$128,030	$523,381
Other Nevada	3,219	2,356	5,575
MGM Grand Detroit	34,183	2,917	37,100
Mississippi	3,859	5,500	9,359
Unconsolidated resorts	34,196	—	34,196

	470,808	138,803	609,611
Stock compensation			(21,096)
Corporate and other			(27,729)

			$560,786

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$313,967	$452,944
Accounts receivable, net	373,391	362,921
Inventories	124,500	118,459
Income tax receivable	—	18,619
Deferred income taxes	70,405	68,046
Prepaid expenses and other	133,620	124,414
Assets held for sale	418,936	369,348

Total current assets	1,434,819	1,514,751

Real estate under development	244,520	188,433

Property and equipment, net	17,630,756	17,241,860

Other assets:
Investments in unconsolidated affiliates	1,086,189	1,092,257
Goodwill	1,269,591	1,300,747
Other intangible assets, net	364,564	367,200
Deposits and other assets, net	527,330	440,990

Total other assets	3,247,674	3,201,194

	$22,557,769	$22,146,238

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$157,022	$182,154
Construction payable	296,064	234,486
Income taxes payable	38,695	—
Accrued interest on long-term debt	194,343	232,957
Other accrued liabilities	905,503	958,244
Liabilities related to assets held for sale	43,325	40,259

Total current liabilities	1,634,952	1,648,100

Deferred income taxes	3,378,256	3,441,157
Long-term debt	13,240,315	12,994,869
Other long-term obligations	372,648	212,563
Stockholders’ equity:
Common stock, $.01 par value: authorized 600,000,000 shares, issued 365,005,233 and 362,886,027 shares and outstanding 283,528,206 and 283,909,000 shares	3,650	3,629
Capital in excess of par value	2,895,060	2,806,636
Treasury stock, at cost: 81,477,027 and 78,977,027 shares	(1,771,707)	(1,597,120)
Retained earnings	2,804,162	2,635,989
Accumulated other comprehensive income	433	415

Total stockholders’ equity	3,931,598	3,849,549

	$22,557,769	$22,146,238